Exhibit 99.1


       California Pizza Kitchen Reports Preliminary Third Quarter Results; Comparable Store Sales Increase of 7.1%; Earnings Guidance Raised to $0.33-$0.34 per Diluted Share excluding Impairment and Closure Costs


     LOS ANGELES--(BUSINESS WIRE)--Oct. 11, 2005--California Pizza Kitchen, Inc., (Nasdaq:CPKI) announced today that revenues increased 17.3% to $124.5 million for the third quarter ended October 2, 2005 versus $106.1 million in the third quarter of 2004. Comparable store sales increased approximately 7.1% compared to 8.7% in the third quarter a year ago.
     During its July 28, 2005 conference call, the Company forecasted a third quarter comparable store sales increase of approximately 5.5% to 6.5% and earnings per diluted share in the range of $0.32-$0.33. Based on third quarter 2005 revenues and comparable store sales results, however, management has increased its estimated earnings per diluted share to $0.33-$0.34 excluding impairment and closure costs associated with two restaurants of $1.8 million, or $0.06 per diluted share.
     The Company intends to release its third quarter earnings on October 27, 2005 at approximately 4:00 pm EDT with a conference call to follow on the same day at approximately 5:00 pm EDT. Management intends to address guidance for the fourth quarter and full year at that time. A webcast of the conference call can be accessed at www.cpk.com.
     California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain in the premium pizza segment. The Company's full service restaurants feature an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, soups and sandwiches. The average guest check is approximately $12.46. As of October 11, 2005 the company operates, licenses or franchises 185 restaurants, of which 154 are company-owned and 31 operate under franchise or license agreements. The Company also has a licensing arrangement with Kraft Pizza Company which manufactures and distributes a line of California Pizza Kitchen premium frozen pizzas.

     California Pizza Kitchen, Inc. can be found on the internet at www.cpk.com.

     This release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include projections of earnings, revenue or other financial items, statements of the plans, strategies and objectives of management for future operations, statements concerning proposed new products or developments, statements regarding future economic conditions or performance, statements of belief and statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words "may", "will", "estimate", "intend", "continue", "believe", "expect", "anticipate" and similar words.
     Investors are cautioned that forward-looking statements are not guarantees of future performance and, therefore, undue reliance should not be placed on them. Our actual results may and will likely differ materially from the expectations referred to herein. Among the key factors that may have a direct bearing on our operating results, performance and financial condition are changing consumer preferences and demands, the execution of our expansion strategy, the continued availability of qualified employees and our management team, the maintenance of reasonable food and supply costs, our relationships with our distributors and numerous other matters discussed in the Company's filings with the Securities and Exchange Commission. California Pizza Kitchen undertakes no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.


    CONTACT: California Pizza Kitchen, Inc.
             Sarah Grover (media) or Sue Collyns (investors)
             310-342-5000